AMENDMENT No. 1 dated June 30, 2009 to PRICING SUPPLEMENT dated June 29, 2009 (To prospectus dated January 13, 2009)

100% Principal Protection Notes
with Interest Linked to the
Year-Over-Year Change in the Consumer Price Index
Market Strategies to Complement Traditional Fixed Income Investments
UBS AG $15,364,000 Notes with Interest Linked to the Year-Over-Year Change in the Consumer Price Index due on June 28, 2013
Revised Projected Payment Schedule for U.S. Federal Income Tax Purposes
This amendment sets forth the revised terms of the 100% Principal Protection Notes with Interest Linked to the Year-Over-Year Change in the Consumer Price Index (the “Notes”).  Appendix A to the pricing supplement dated June 29, 2009 shall be amended to read as follows:

Projected Payment Schedule for U.S. Federal Income Tax Purposes

Interest Payment Date	Projected Payment Schedule Amount (in USD) per $1,000 Note
31-Jul-09	$2.92
31-Aug-09	$2.92
30-Sep-09	$2.92
31-Oct-09	$2.92
30-Nov-09	$2.92
31-Dec-09	$2.92
31-Jan-10	$2.92
28-Feb-10	$2.92
31-Mar-10	$2.92
30-Apr-10	$2.92
31-May-10	$2.92
30-Jun-10	$2.92
31-Jul-10	$3.78
31-Aug-10	$3.77
30-Sep-10	$3.48
31-Oct-10	$3.61
30-Nov-10	$3.68
31-Dec-10	$3.75
31-Jan-11	$3.81
28-Feb-11	$3.88
31-Mar-11	$3.95
30-Apr-11	$4.02
31-May-11	$4.09
30-Jun-11	$4.15
31-Jul-11	$4.22
31-Aug-11	$4.29

30-Sep-11	$4.33
31-Oct-11	$4.38
30-Nov-11	$4.42
31-Dec-11	$4.47
31-Jan-12	$4.51
29-Feb-12	$4.56
31-Mar-12	$4.60
30-Apr-12	$4.65
31-May-12	$4.70
30-Jun-12	$4.74
31-Jul-12	$4.79
31-Aug-12	$4.84
30-Sep-12	$4.92
31-Oct-12	$5.00
30-Nov-12	$5.09
31-Dec-12	$5.17
31-Jan-13	$5.25
28-Feb-13	$5.34
31-Mar-13	$5.42
30-Apr-13	$5.50
31-May-13	$5.59
28-Jun-13	$1,005.66

The Projected Payment Schedule above is provided solely for purposes of assisting you in determining the amount of interest income that you will be required to accrue for United States federal income tax purposes, and does not constitute a representation by us regarding the actual amounts that we will pay on the Notes.  See “Supplemental U.S. Tax Considerations—Tax Consequences to U.S. Holders” in the Pricing Supplement dated June 29, 2009.

All other terms of the Notes remain as stated in the pricing supplement dated June 29, 2009.

UBS has filed a registration statement (including a prospectus and pricing supplement dated June 29, 2009) with the Securities and Exchange Commission, or SEC, for the offering to which this amendment relates. Before you invest, you should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov.  Our Central Index Key, or CIK, on the SEC web site is 0001114446.
You may access these documents on the SEC website at www.sec.gov as follows:

•	Prospectus dated January 13, 2009:
http://www.sec.gov/Archives/edgar/data/1114446/000095012309000556/y73628b2e424b2.htm

•	Pricing supplement dated June 29, 2009:
http://www.sec.gov/Archives/edgar/data/1114446/000095010309001555/dp13971_424b2.htm

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this amendment, the pricing supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

UBS Financial Services Inc.	UBS Investment Bank